Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  July 16, 2010

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s Telephone Number, Including Area Code)

ITEM 8.01	OTHER EVENTS.

On July 16, 2010, our wholly owned subsidiary RCI Entertainment (Fort Worth), Inc. (the “Purchaser”) completed the acquisition of certain assets (the “Purchased Assets”) of Golden Productions JGC Fort Worth, LLC, a Texas limited liability company (“Golden Productions”) and VCG Holding Corp., a Colorado corporation (“VCGH”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) between Purchaser, Golden Productions and VCGH.  The Purchase Agreement was executed and closed on July 16, 2010.  Golden Productions owned and operated an adult entertainment cabaret known as “Jaguar’s Gold Club Fort Worth” (the “Club”), located at 12325 Calloway Cemetery Road, Fort Worth, Texas, 76040 (the “Premises”).  VCGH owned the improvements on the Premises, including the building and fixtures (the “Improvements”).  A copy of the Purchase Agreement is attached hereto as Exhibit 10.1.

At closing, Purchaser paid aggregate consideration to Golden Production and/or VCGH for the Purchased Assets of (1) $1,000,000 cash by wire-transfer and (2) 467,497 shares of common stock, par value $0.0001, of VCGH.  Purchaser also entered into a ground lease agreement for the land where the Premises is located with Bryan S. Foster, the current owner of the land (the “Lease Agreement”).  The Lease Agreement has a term of five years with four options to extend the lease for five years, at the discretion of Purchaser.  The initial monthly rental rate during its term is $20,000 per month.  The Lease Agreement also grants Purchaser or its assigns an option to purchase the land from Mr. Foster, which option may be exercised any time after the 12th anniversary date of the Lease Agreement and before the expiration of the Lease Agreement (including its option term) at a purchase price of fair market value, but in no event less than $3,000,000.  A copy of the Lease Agreement with Mr. Foster is attached hereto as Exhibit 10.2.

Also at closing, Purchaser entered a Non-Competition Agreement with Mr. Foster, pursuant to which Mr. Foster agreed (1) not to engage, directly or indirectly, in any adult entertainment or any business or enterprise which is the same as, or substantially the same as the Club, within a radius of fifty (50) miles of Fort Worth, Texas, excluding Jaguars Gold Club Fort Worth #2 and the club operated in Dallas, Texas, doing business as Jaguars Gold Club and (2) not to solicit, divert, or hire away, or attempt to solicit, divert, or hire away from the employment of the Club any person employed by the Club or any entertainer who has performed at the Club.  The term of the Non-Competition Agreement ends on September 17, 2012.

The terms and conditions of the Purchase Agreement were the result of extensive arm’s length negotiations between the parties.   A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement
10.2	Deed of Ground Lease with Bryan Foster
99.1	Press release dated July 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

	By:	/s/ Eric Langan
Date: July 19, 2010		Eric Langan
President and Chief Executive Officer